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Exhibit 21.1

CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED

LIST OF REGISTRANT SUBSIDIARIES

Name of Subsidiary	Ownership	State or Country of Incorporation
CPA® 18 International Holding and Financing LLC	100%	Delaware
CPA® 18 Pan-European Holding Coöperatief U.A.	100%	Netherlands
CPA®:18 Limited Partnership	100%	Delaware
CPA®:18 Paying Agent LLC	100%	Delaware
CRWN (IN-SC) LLC	100%	Delaware
S Immorent Epsilon d.o.o.	80%	Croatia
S Immorent ETA d.o.o.	80%	Croatia
SFT INS (TX) LLC	50%	Delaware
WPC Agro 5 d.o.o.	80%	Croatia
WPC KONZ 18-2 B.V.	100%	Netherlands

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  Exhibit 21.1
CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED LIST OF REGISTRANT SUBSIDIARIES